Exhibit 99.1

Diversified Corporate Appeals Notice From AMEX

7 September, 2004

DALLAS, September 7, 2004 /PRNewswire-FirstCall/ -- Diversified Corporate Resources, Inc. (Amex: HIR)

The Company announced today that it has appealed an American Stock Exchange ("Exchange") notice it received on August 27, 2004, confirming the Exchange's intention to proceed with the filing of an application with the Securities and Exchange Commission ("SEC") to delist the common stock of the Company from listing and registration on the Exchange which would require the Company to list and register its shares on an alternative trading exchange.

The notice from the Exchange indicates that the Staff of the Exchange has determined that the Company does not meet the following continued listing standards under the AMEX Company Guide: Section 1003(a)(i) in that the Company's stockholders' equity is less than $2 million and it has reported net losses in two of its three most recent fiscal years; Section 1003(a)(ii) in that the Company's stockholders' equity is less than $4 million and it has sustained losses in three of its four most recent fiscal years; and Sections 1003(d) and 1101 by virtue of the fact that the Company did not file timely its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and its quarterly reports on Form 10-Q for the periods ended March 31, 2004 and June 30, 2004.

The Company has appealed the Exchange determination and requested a hearing before a panel of the Exchange. As of the date hereof, no date has been set for such hearing. The Company intends to devote all of its efforts to maintain its AMEX listing. In fact, the Company is currently working on a plan of compliance which it will present at the hearing and which, if accepted by the panel, would allow the Company to continue its listing. However, there can be no assurance that the Company's request for continued listing will ultimately be granted.

Diversified Corporate Resources, Inc. is a national employment services and consulting firm, servicing Fortune 500 and larger regional companies with permanent recruiting and staff augmentation in the fields of Engineering, Information Technology, Healthcare, BioPharm and Finance and Accounting. The Company currently operates a nationwide network of nine regional offices.

Statements in this Press Release that are not historical facts, including, but not limited to, projections or expectations of future financial or economic performance of the Company, and statements of our plans and objectives for future operations are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and involve a number of risks and uncertainties. No assurance can be given that actual results or events will not differ materially from those projected, estimated, assumed or anticipated in any such "forward-looking" statements. Important factors (the "Cautionary Disclosures") that could result in such differences include: general economic conditions in our markets, including inflation, recession, interest rates and other economic factors; the availability of qualified personnel; our ability to successfully integrate acquisitions or joint ventures with our operations (including the ability to successfully integrate businesses that may be diverse as to their type, geographic area or customer base); the level of competition experienced by us; our ability to implement our business strategies and to manage our growth; the level of development revenues and expenses; the level of litigation expenses, and other factors that affect businesses generally. Subsequent written and oral "forward-looking" statements attributable to us, or persons acting on our behalf, are expressly qualified by the Cautionary Disclosures.

CONTACT:	PR Financial Marketing LLC, Houston Jim Blackman, 713-256-0369 jimblackman@prfinancialmarketing.com
SOURCE:	Diversified Corporate Resources